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                                                                    Exhibit 23.1

                        Independent Accountants' Counsel


The Board of Directors
Partners Trust Financial Group, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-86160) of Partners Trust Financial Group, Inc. of our report dated March 8, 2002, relating to the consolidated statements of condition of SBU Bank (formerly known as The Savings Bank of Utica) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, which report appears in the December 31, 2001 Annual Report on Form 10-K of Partners Trust Financial Group, Inc.


/s/ KPMG LLP


Albany, New York
April 12, 2002